Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Proxy Statement/Prospectus of Navios Maritime Partners L.P. for the registration of its common units representing its limited partnership interests, and to the incorporation by reference of our report dated March 31, 2021, with respect to the consolidated financial statements of Navios Maritime Containers L.P. included in Exhibit 15.3 to Navios Maritime Partners L.P.’s Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

September 14, 2021